Exhibit 10.17
Summary of Financial Engines, Inc. Cash Incentive Plan
Financial Engines, Inc. (the “Company”) maintains a Cash Incentive Plan (the “Plan”) for the benefit of its employees, including executive officers.
At the beginning of each fiscal year, the Compensation Committee of the Company’s Board of Directors approves a compensation plan for that fiscal year. The compensation plan generally includes threshold and target levels for certain Company financial metrics for that fiscal year based upon the performance goals established through the annual planning process of the full Board of Directors. If the threshold is not met, no incentive payments are made under the Plan for that year. If the threshold is met, each participating executive officer is eligible to receive the cash incentive amount payable at the level of Company financial performance achieved. If the target level is exceeded, the actual cash incentive payments are adjusted upward based upon the level of Company financial performance achieved. A separate compensation plan is approved for the Company’s Executive Vice President, Sales and Client Services, based upon specified quarterly and annual sales objectives. The Compensation Committee may adjust performance targets for any accounting changes, as well as for any unanticipated unusual items approved by the Board of Directors.
Annual incentive payments under the Plan are paid as soon as practicable after the end of the fiscal year and the completion of the financial statements, generally no later than February 28. Incentive payments based upon quarterly sales objectives are generally paid in the month following the close of the quarter. Each employee must be employed on the payment date in order to be eligible for payments under the Plan.
The Compensation Committee may also award certain “one-time” incentive payments under the Plan to the executive officers in consideration of significant additional responsibility or extraordinary performance.